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                                                                                                                Exhibit 12

                                             Irvine Apartment Communities, Inc.
                               Computation of Consolidated Ratio of Earnings to Fixed Charges
                                               (in thousands, except ratios)
               Year Ended December 31,                      1996             1995         1994         1993          1992
-----------------------------------------------------    ---------        ---------    ---------    ---------     ---------
Earnings
Earnings (Loss) Before Extraordinary Item and
  Minority/Predecessor Interest in Income (Loss).....     $ 41,192         $ 25,056     $ 12,279     $   (387)     $ (1,600)
Add back:
Interest Expense.....................................       29,506           25,894       26,827       50,248        49,154
Amortization of Deferred Financing Costs.............        2,627            8,510       15,942        3,012         1,474
Portion of Rent Expense Deemed to Represent Interest.          115               89           68
                                                           -------          -------      -------      -------       -------
Earnings Available for Fixed Charges.................       73,440           59,549       55,116       52,873        49,028
                                                           -------          -------      -------      -------       -------
Fixed Charges
Interest Expense.....................................       29,506           25,894       26,827       50,248        49,154
Amortization of Deferred Financing Costs.............        2,627            8,510       15,942        3,012         1,474
Capitalized Interest.................................        3,151            6,779        1,261          233           640
Portion of Rent Expense Deemed to Represent Interest.          115               89           68
                                                           -------          -------      -------      -------       -------
Fixed Charges........................................     $ 35,399         $ 41,272     $ 44,098     $ 53,493      $ 51,268
                                                           -------          -------      -------      -------       -------
Ratio of Earnings to Fixed Charges...................        2.07x            1.44x        1.25x        0.99x         0.96x
Excess of Fixed Charges Over Earnings................                                                   $(620)      $(2,240)

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For the purpose of calculating the consolidated ratio of earnings to fixed charges, earnings consist of earnings before income taxes, extraordinary items, minority/predecessor interest in income (loss), and fixed charges. Fixed charges consist of interest expense, capitalized interest, amortization of deferred financing costs and that portion of rental expense representative of the interest factor in leases.
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